UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

GSI Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

July 18, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of GSI Technology, Inc. to be held at 2:00 p.m. PDT, on Thursday, August 22, 2024. This year, the Annual Meeting will be held virtually via audio webcast. You will be able to attend and participate in the meeting by visiting https://meetnow.global/MP5KTFJ, where you will be able to listen to the meeting live, submit questions, and vote.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. A copy of GSI Technology’s Annual Report to Stockholders is also enclosed for your information.
After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the accompanying prepaid envelope. Alternatively, you may vote your shares via the Internet or by telephone. Instructions regarding these methods of voting are provided on the proxy card.
Whether or not you plan to attend the annual meeting, we urge you to sign, date and return the enclosed proxy card or vote via the Internet or by telephone at your earliest convenience. We look forward to your online attendance at the annual meeting.
Sincerely yours,

Lee-Lean Shu
President, Chief Executive Officer and Chairman

1213 Elko Drive
Sunnyvale, CA 94089
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 22, 2024
TO THE STOCKHOLDERS:
Notice is hereby given that the annual meeting of the stockholders of GSI Technology, Inc., a Delaware corporation, will be held on Thursday, August 22, 2024, at 2:00 p.m. PDT, via audio webcast at https://meetnow.global/MP5KTFJ, for the following purposes:
1.
To elect six persons to serve on our Board of Directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.
To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2025;

3.
To vote on an advisory (non-binding) resolution regarding the fiscal 2024 compensation of the executive officers named in the Summary Compensation Table included in the proxy statement for the annual meeting; and

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the proxy statement accompanying this Notice.
Our Board of Directors unanimously recommends that you vote FOR all of the nominees proposed by our Board of Directors, and FOR Proposals No. 2 and 3. Stockholders of record at the close of business on July 3, 2024 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1213 Elko Drive, Sunnyvale, California 94089. In addition, this list will be available online during the meeting.
This year, the Annual Meeting will be held virtually via audio webcast. You will be able to attend and participate in the meeting by visiting https://meetnow.global/MP5KTFJ, where you will be able to listen to the meeting live, submit questions, and vote. To access the audio webcast of the meeting, you must have the information that is printed on the shaded bar area located on the reverse side of the Notice. You must enter a valid control number to enter the virtual meeting.

Robert Yau
Secretary
Sunnyvale, California
July 18, 2024

IMPORTANT: Please vote your shares via the Internet or by telephone, in accordance with the instructions contained in the accompanying materials, or by dating and signing the proxy card and returning it in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the audio webcast of the meeting, you may choose to vote your shares even if you have previously sent in your proxy card or submitted your proxy via the Internet.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 22, 2024: Our proxy statement is enclosed. Financial and other information concerning GSI Technology, Inc. is contained in our annual report to stockholders for the fiscal year ended March 31, 2024. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the notice of annual meeting, proxy statement, proxy card and annual report to stockholders, may be viewed and downloaded at: http://ir.gsitechnology.com/proxy-materials.

i

GSI TECHNOLOGY, INC.
1213 Elko Drive
Sunnyvale, CA 94089
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 22, 2024
The accompanying proxy is solicited by the Board of Directors of GSI Technology, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, August 22, 2024, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about July 15, 2024. References in this proxy statement to the “Company,” “we,” “our,” “us” and “GSI Technology” are to GSI Technology, Inc., and references to the “annual meeting” are to the 2024 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on March 31. This proxy statement covers our fiscal year ended March 31, 2024 (“fiscal 2024”).
INFORMATION CONCERNING SOLICITATION AND VOTING
Why am I receiving these proxy materials?
We sent you this proxy statement and proxy card because your Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement contains important information that is intended to assist you in making informed decisions regarding your vote.
How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
You will be able to attend the Annual Meeting and submit your questions during the meeting by visiting https://meetnow.global/MP5KTFJ. You also will be able to vote your shares by attending the Annual Meeting by audio webcast.
To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. You must enter a valid control number to enter the virtual meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 2:00 p.m. PDT. We encourage you to access the meeting prior to the start time in order to allow ample time to complete the check in process. Please follow the registration instructions as outlined in this proxy statement.
How do I register to attend the Annual Meeting?
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting. Please follow the instructions on the notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting.
To register to attend the Annual Meeting, you must submit proof of your proxy power (legal proxy) reflecting your GSI Technology, Inc. holdings along with your name and email address to Computershare via email or U.S. mail. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, on August 21, 2024.
You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to Computershare using the following contact information:
By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
Computershare
GSI Technology, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
What items of business will be voted on at the Annual Meeting?
Stockholders will vote on three proposals at the annual meeting:
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to elect six persons to serve on our Board of Directors until the 2025 annual meeting (Proposal No. 1);

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to ratify the appointment of BDO USA, P,C. as our independent registered public accounting firm for the fiscal year ending March 31, 2025 (Proposal No. 2); and

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to vote on an advisory (non-binding) resolution to approve the fiscal 2024 compensation of our named executive officers (as defined in this proxy statement) (Proposal No. 3).

We will also consider any other business that properly comes before the annual meeting.
What is a proxy?
A proxy is your designation of another person or persons to vote your shares on your behalf. By properly signing and returning the enclosed proxy card, or by voting via the Internet or by telephone, you give the persons designated as proxies by our Board of Directors the authority to vote your shares in the manner that you specify.
How does the Board recommend that I vote my shares?
Our Board of Directors unanimously recommends that you vote your shares:
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FOR all of the Board’s nominees for director, as listed and described under Proposal No. 1;

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FOR ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2025; and

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FOR approval of the advisory (non-binding) resolution approving the fiscal 2024 compensation of our named Executive Officers.

Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on July 3, 2024 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, 25,446,380 shares of our common stock were outstanding.
How many shares must be present to hold the Annual Meeting?
The presence of the holders of a majority of all shares outstanding and entitled to vote, whether attending the audio webcast or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How many votes do I have?
Each stockholder is entitled to cast one vote for each share of our common stock held on the Record Date.
If I am a stockholder of record, how do I vote?
If your shares are registered directly in your name with our transfer agent, you are considered to be the stockholder of record with respect to those shares, and these proxy materials have been sent directly to you. If you are a stockholder of record, there are four ways to vote your shares:
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by completing, signing and dating your proxy card and returning it in the envelope provided;

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via the Internet by following the instructions on the proxy card you received;

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by telephone by following the instructions on the proxy card; or

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by attending the audio webcast of the annual meeting and voting at the directed time.

If I am a beneficial owner of shares, how do I vote?
If your shares are held for you in an account with a broker, bank or similar organization, you are considered the “beneficial owner” of those shares, which are generally referred to as being held in “street name,” and you should have received these proxy materials from that organization. If you are a beneficial owner of shares held in street name, there are several ways to vote your shares:
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by completing, signing and dating the voting instruction form provided by the organization that holds your shares and returning the form to that organization, which will vote your shares in accordance with your instructions;

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if your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well; or

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by attending the audio webcast of the annual meeting and voting at the directed time. However, in order to vote at the meeting, you must obtain a legal proxy from the organization that holds your shares. Follow the instructions from the broker, bank or other organization holding your shares to obtain such a proxy.

In order that your shares are properly voted, we encourage you to provide specific voting instructions with respect to each proposal to any organization that holds your shares in street name by carefully following the organization’s voting instructions.
What happens if I do not provide specific voting instructions?
If you are a stockholder of record and you return a signed and dated proxy card without providing specific voting instructions, the persons named as proxy holders will vote your shares in the manner recommended by the Board of Directors on all of the proposals described in this proxy statement. If any other matter is properly presented at the meeting, the proxy holders will vote your shares as they may determine in their discretion.
If you are the beneficial owner of shares held in street name and do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote your shares at their discretion on “routine matters” but cannot vote on “non-routine” matters. “Non-routine” matters would include the election of directors (Proposal No. 1) and the advisory (non-binding) vote on executive compensation (Proposal No. 3), while “routine” matters would include the ratification of the appointment of our independent registered public accounting firm (Proposal No. 2).
How many votes are needed to elect directors?
Members of the GSI Technology Board of Directors are elected by plurality vote. Accordingly, the six persons duly nominated at the annual meeting who receive the highest number of FOR votes will be elected as directors.

How many votes are needed to approve proposals Nos. 2 and 3?
The appointment of BDO USA, P.C. as our independent registered public accounting firm (Proposal No. 2) and approval of the advisory (non-binding) vote regarding fiscal 2024 executive officer compensation (Proposal No. 3) each require the affirmative vote of a majority of the shares represented and voting on such proposal at the annual meeting.
How are broker non-votes and abstentions treated?
A “broker non-vote” occurs when a broker, bank or other nominee holds shares in street name for the beneficial owner but, with respect to a particular proposal, does not have discretionary authority to vote the shares (i.e., it is a “non-routine” matter) and has not received timely voting instructions from the beneficial owner.
Broker non-votes and abstentions are counted as present for purposes of determining whether a quorum is present at the meeting.
Votes withheld and broker non-votes will have no effect on the election of directors (Proposal No. 1). Proposals Nos. 2 and 3 each requires the affirmative vote of a majority of shares represented and voting on such proposal at the annual meeting. Abstentions and broker non-votes will reduce the number of shares voting on such proposal as well as the number of shares in favor of the proposal and, therefore, will have no impact on the results of voting.
Can I revoke my proxy or change my vote?
Yes. You may revoke your proxy and change your vote at any time before the polls close at the annual meeting.
If you are a stockholder of record, you may revoke your proxy and change your vote in any of the following ways:
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by signing and returning a proxy card with a later date that is received before the polls close at the annual meeting;

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by voting again via the Internet or by telephone before the polls close at the annual meeting;

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by voting during the audio webcast of the annual meeting; or

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by giving written notice of revocation to the Company’s Corporate Secretary.

Please note that attendance at the audio webcast of the annual meeting, in and of itself, will not revoke your proxy.
If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote in any of the following ways:
•
by signing and returning an instruction form with a later date;

•
by voting again via the Internet or by telephone (if such voting is allowed by your broker, bank or other nominee) before the polls close at the annual meeting; or

•
by voting during the audio webcast of the annual meeting (although, as noted above, in order to vote at the annual meeting, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares).

How will the votes be counted?
Votes taken at the annual meeting will be counted by an independent inspector of election appointed by the Company.
How can I find out the results of the voting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be tabulated by the inspector of election. We will publish voting results known to us in a Form 8-K report to be filed with the Securities and Exchange Commission within four business days after the annual meeting. If final results are not available to use at the time of such filing, we will file an amendment to the Form 8-K report to publish the final results within four business days after they are known to us.
Who will solicit proxies on behalf of the Board of Directors?
Proxies may be solicited by directors and officers of the Company, without additional compensation. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation. None of the participants will receive additional compensation for assisting with the solicitation.
You may also be solicited by press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.
Who will bear the cost of the solicitation of proxies?
We will pay for the entire cost of soliciting proxies on behalf of GSI Technology. We will also reimburse brokerage firms, banks and other agents, upon their request, for the costs of forwarding our proxy materials to beneficial owners of stock held in their name.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We currently have a Board of Directors consisting of seven directors. All directors elected at the annual meeting will serve until the next annual meeting of stockholders in 2025 and until their respective successors are duly elected and qualified.
The Board of Directors’ nominees for election at the annual meeting are Jack A. Bradley, Elizabeth Cholawsky, Haydn Hsieh, Ruey L. Lu, Lee-Lean Shu and Robert Yau. All six of the nominees currently serve on the Board of Directors. Barbara Nelson, the seventh member of the current Board of Directors, is not standing for re-election. If any of the six nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.
These six nominees represent a balance of directors with a history of service on the Board and newer directors with a strong mix of relevant experience. Our Nominating and Governance Committee and Board of Directors have evaluated each of our nominees against the factors and principles we use to select nominees for director, which are described elsewhere in this proxy statement. Based on this evaluation, our Nominating and Governance Committee and Board of Directors concluded that it is in the best interests of GSI Technology and its stockholders for each of the six nominees named above to serve as a member of the Board of Directors.
If a quorum is present and voting, the six nominees for director receiving the greatest number of votes will be elected. A WITHHOLD vote will have no effect on the vote. Our Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.
The Board of Directors unanimously recommends a vote FOR the six nominees named above.
The table below sets forth information regarding our current directors, as of June 30, 2024. Other than Barbara Nelson, each of our current directors is a nominee for election at the annual meeting.
Nominee’s Name	Principal Occupation	Age	Director Since
Jack A. Bradley	Former Partner, David Powell Financial Services, Independent consultant for early stage technology companies	75	2015
Elizabeth Cholawsky	Former Chief Executive Officer of HG Insights Inc.; Board member of American Riviera Bancorp; former President, CEO and Board member of Support.com, Inc.	68	2019
Haydn Hsieh	Chairman and Chief Strategy Officer of Wistron NeWeb Corp.	69	2008
Ruey L. Lu	President of eMPIA Technology	68	2000
Barbara Nelson(1)	Former Vice President, Western Digital Corporation; Board member, Audit Committee member and Chair of the Nominating and Corporate Governance Committee of Backblaze, Inc., Board member OneView Healthcare	69	2021
Lee-Lean Shu	President, Chief Executive Officer and Chairman of the Board of Directors of GSI Technology	69	1995
Robert Yau	Secretary of GSI Technology	71	1995

(1)
Ms. Nelson’s term as director will expire at the annual meeting. She is not standing for re-election.

Business Experience of Director Nominees
Set forth below is a description of the business experience of each director nominee, including a discussion of the specific experience, qualifications, attributes and skills that led our Nominating and Governance Committee and our Board of Directors to conclude that those individuals should serve as directors.
Jack A. Bradley has served as a member of our Board of Directors since March 2015. Mr. Bradley currently is an independent consultant for early-stage technology companies. Mr. Bradley was a partner in David Powell Financial Services, an advisor to early-stage companies, from September 2014 through December 2023. From February 2006 through March 2013, Mr. Bradley served as Chief Executive Officer of Packet Design, Inc. (“PDI”), a venture capital-funded company that developed and marketed analytic management systems for data communications. From March 2001 to February 2006, Mr. Bradley served as Chief Financial Officer of Packet Design, LLC, a developer of networking infrastructure software that spun off several networking companies, including PDI. Prior to joining Packet Design, LLC, Mr. Bradley held senior operational and financial management positions with several networking and communications companies, including Cisco Systems, Inc. (General Manager of Video Internet Services Business Unit), Network Computing Devices, Inc. (Chief Financial Officer and Interim Chief Executive Officer), 3Com Corporation (Vice President and General Manager, International Division), and Bridge Communications, Inc. (Chief Financial Officer). Mr. Bradley holds a B.S. degree in Accounting from the University of San Francisco. Mr. Bradley brings over 30 years’ experience in executive management positions with public and private companies engaged in the software, systems and semiconductor industries. In particular, his extensive experience in the networking and communications industries, including his operational experience with providing integrated hardware and software solutions to customers, enables him to provide advice and guidance as we develop our new in-place associative computing products.
Elizabeth Cholawsky has served as a member of our Board of Directors since September 2019. From April 2018 to June 2024, Dr. Cholawsky served as the Chief Executive Officer and a member of the Board of Directors of HG Insights Inc., a technology intelligence big data company that provides sales and marketing insights for B2B companies in the Fortune 500. Since August 2019, Dr. Cholawsky has also served as a member of the Board of Directors of American Riviera Bancorp (OTCQX: ARBV), a full-service community bank that serves the central coast of California. From November 2016 to March 2018, Dr. Cholawsky was a partner at Cholawsky Gruenfeld Advisory, providing SaaS strategy consulting services to high growth companies. Dr. Cholawsky served as President, CEO and Board member of Support.com, Inc. (Nasdaq: SPRT) from May 2014 to October 2016, where she formulated and led a transformation strategy, developing and bringing to market a new category of products for Support.com. Dr. Cholawsky has a Ph.D. in Political Science with a concentration in Econometrics from the University of Minnesota and a B.A. (cum laude and Phi Beta Kappa) from Franklin & Marshall College. Dr. Cholawsky’s extensive experience in product innovation, marketing strategies and customer development, along with her expertise in data software solutions, enables her to provide advice and guidance with the marketing and sale of our new in-place associative computing products.
Haydn Hsieh has served as a member of our Board of Directors since August 2008. Mr. Hsieh has served as the Chief Strategy Officer of Wistron NeWeb Corp., a manufacturer of wireless communications products, since December 2017, its Chief Executive Officer from June 2000 through December 2017, its Vice Chairman from June 2000 through June 2014, and its Chairman since June 2014. From February 1981 through June 2000, Mr. Hsieh served in various management capacities at several divisions of Acer Group, a manufacturer of personal computers and related products, including President of the Mobile Computing Business Unit and Senior Vice President of Acer Inc. Mr. Hsieh holds a B.S. degree in Electrical Engineering from Tatung Institute of Technology and participated in the Executive Program at the Graduate School of Business Administration of National Chengchi University in Taiwan. Mr. Hsieh’s broad management background provides relevant experience in a number of strategic and operational areas, including his management experience with the application and manufacturing of systems and modules, enables him to provide advice and guidance as we develop our new in-place associative computing products. Moreover, his management experience with, and service as an outside board member to, companies headquartered in Taiwan provides him with relevant insight into that country, where GSI Technology has significant operations, as well as a valuable perspective on global business operations.

Ruey L. Lu has served as a member of our Board of Directors since October 2000. Mr. Lu is the President of eMPIA Technology Corp., a semiconductor solutions company, which he founded in January 2002. From March 1993 to December 2000, Mr. Lu served as President of ARK Logic, a storage device and software applications company, which he founded. From October 1989 to February 1993, Mr. Lu served as Director of Engineering in the Imaging Product Division of Western Digital Corporation, an information storage company. Mr. Lu holds a B.S. degree in Electrical Engineering from Taipei Institute of Technology and an M.S. degree in Electrical Engineering from the University of Missouri. Mr. Lu’s experience as President of eMPIA Technology and in executive roles at ARK Logic and Western Digital has provided him with broad industry and executive experience, including the co-design of hardware and software platforms like our new in-place associative computing products. Moreover, his management experience with a company headquartered in Taiwan provides him with relevant insight into that country, where GSI Technology has significant operations, as well as a valuable perspective on global business operations.
Lee-Lean Shu co-founded our company in March 1995 and has served as our President and Chief Executive Officer and as a member of our Board of Directors since our inception. In October 2000, Mr. Shu became Chairman of our Board. From January 1995 to March 1995, Mr. Shu was Director, SRAM Design at Sony Microelectronics Corporation, a semiconductor company and a subsidiary of Sony Corporation, and from July 1990 to January 1995, he was a design manager at Sony Microelectronics Corporation. Mr. Shu holds a B.S. degree in Electrical Engineering from Tatung Institute of Technology and an M.S. degree in Electrical Engineering from the University of California, Los Angeles. It is our policy that our Chief Executive Officer should serve on our Board. In addition, Mr. Shu’s role as a co-founder of our company and his day-to-day involvement in the management of our business has provided him with extensive knowledge and understanding of GSI Technology and its industry. As Chief Executive Officer, he is in a unique position to provide our Board with insight and information related to our business and operations and to participate in the ongoing review of strategic issues.
Robert Yau co-founded our company in March 1995 and has served as a member of our Board of Directors since our inception. Mr. Yau retired from his position as our Vice President, Engineering in December 2023, but remains our Corporate Secretary. From December 1993 to February 1995, Mr. Yau was design manager for specialty memory devices at Sony Microelectronics Corporation. From 1990 to 1993, Mr. Yau was design manager at MOSEL/VITELIC, a semiconductor company. Mr. Yau holds a B.S. degree in Electrical Engineering from the University of Texas at Arlington and an M.S. degree in Electrical Engineering from the University of California, Berkeley. As a co-founder, our Vice President, Engineering, and an expert in SRAM technology, Mr. Yau is able to provide the Board with an understanding of our technology and our product development strategy as well as expert perspective on industry trends and opportunities.
Director Not Standing for Re-Election
The current term of Barbara Nelson, a member of our Board of Directors, will expire at the annual meeting. Ms. Nelson is not standing for re-election to the Board of Directors at the annual meeting. The Board of Directors thanks Ms. Nelson for her distinguished service as a director of GSI Technology, Inc. As a result of Ms. Nelson not standing for re-election to the Board of Directors, in order to avoid a vacancy existing on the Board of Directors, prior to the annual meeting and consistent with our amended and restated bylaws, the Board of Directors is expected to adopt a resolution to reduce the size of the Board of Directors from seven to six members. The reduction will be effective as of the conclusion of the annual meeting.
Barbara Nelson has served as a member of our Board of Directors since August 2021. Ms. Nelson has been serving on the board of Oneview Healthcare, a healthcare technology company traded on the Australian Securities Exchange since October 2023. Ms. Nelson has served since October 2020 as a member of the Board of Directors, member of the Audit Committee and the Chair of the Nominating and Corporate Governance Committee of Backblaze, Inc. (Nasdaq: BLZE), a cloud data management, storage and backup SaaS company. Ms. Nelson joined the board of Omniscient Neurotechnology (o8t) in October 2022. O8t is a private company that provides an AI platform for brain connectivity offered in software tools used today in neurosurgery and applicable to address a variety of mental illnesses such as depression in the future. From May 2017 to April 2020, she served as Vice President, and from November 2016 to May 2017 she served as senior consultant to the President and Chief Operating Officer, at Western Digital Corporation (Nasdaq:

WDC), a data technology products, systems and cloud storage services company. From May 2013 to March 2016, she served as Executive Vice President and General Manager of IronKey, the mobile security and SaaS division of Imation Corp (NYSE: IMN) a data storage and information security products and solutions company. From July 2008 to March 2010, Ms. Nelson served as Chief Executive Officer of Element Labs Inc., a video and LED-lighting company and from October 2003 to December 2007, Ms. Nelson served as Chief Executive Officer and Chairman of NeoScale Systems Inc., an enterprise storage security and key management company. Ms. Nelson holds a B.S. degree in Electrical Engineering from Stanford University.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors has determined that, other than Lee-Lean Shu and Robert Yau, each of the members of the Board is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term relates to membership on the Board and the various Board committees. There are no family relationships between any of our directors or executive officers.
Board of Directors Leadership Structure
Lee-Lean Shu serves as both our Chief Executive Officer and the Chairman of our Board of Directors. The Board believes that combining the role of Chairman and Chief Executive Officer is appropriate in the case of Mr. Shu, given his role in founding GSI Technology and his significant ownership stake and also because Mr. Shu is the Board member who is most familiar with our business strategy and most knowledgeable regarding our industry. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates the flow of information between the Board and management, improves the Board’s ability to focus on key policy and operational issues and helps the Board operate in the long-term interests of our stockholders.
The Board has determined that, at any time the office of Chairman is filled by our Chief Executive Officer or another employee of GSI Technology, a non-employee director, recommended by the Nominating and Governance Committee, shall be designated to serve as lead director. Jack A. Bradley currently serves in that position and provided that he is re-elected at the annual meeting, will continue to serve as lead director through our annual meeting of stockholders in 2025. The lead director serves as the principal liaison between the independent directors and the Chairman. In that capacity, the lead director presides over executive sessions of the independent directors, chairs Board meetings in the Chairman’s absence, and collaborates with the Chairman on agendas, schedules and materials for Board meetings. The Board believes that this leadership structure provides the appropriate balance of management and non-management oversight. The Nominating and Corporate Governance Committee periodically evaluates our leadership structure to ensure that we maintain a structure that is beneficial to us and our stockholders, and will recommend any appropriate changes to the Board.
The Board of Directors’ Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, operational risks, financial risks, legal risks, strategic and competitive risks and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our independent committee chairs and members are experienced professionals or executives who can and do raise risk related issues for Board consideration and review and who are willing to challenge management when necessary. As part of its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. In addition, the Board is responsible for matters relating to management and Board succession planning.
While the full Board of Directors is charged with ultimate oversight responsibility for risk management, committees of the Board also have responsibilities with respect to various aspects of risk management oversight. During the course of the year, each committee of the Board spends a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as necessary. On at least an annual basis, the Board reviews our long-term strategic plans.
The Audit Committee plays a significant role in monitoring and assessing our financial risk exposures, financial reporting, internal controls, liquidity risk, compliance risk and operational risks, including cyber security. The Audit Committee is also responsible for establishing and administering our code of conduct and reviewing transactions between the Company and any related parties. The Audit Committee meets periodically in separate executive session with the Chief Financial Officer and our independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues. The Compensation Committee oversees human capital risks, monitors and assesses risks associated with our compensation policies and consults with management and the Board concerning the development of incentives that encourage a level of risk-taking consistent with our overall strategy, as further discussed under the heading “Compensation Discussion and Analysis.” The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee retirement and benefit plans. The Nominating and Governance Committee has oversight responsibility for corporate governance risks, including risks associated with Board and committee composition, Board size and structure, director independence and Board and committee effectiveness. In addition to the responsibilities undertaken by the committees discussed above, the Board committees may have oversight of specific risk areas consistent with the committees’ charters and responsibilities. Our executive management meets regularly to discuss our strategy and the risks that we face. Senior officers regularly attend Board meetings where they are available to address questions or concerns raised by the Board regarding risk management related matters.
Executive Sessions
Non-management directors generally meet in executive session without the presence of management, including our Chief Executive Officer and our former Vice President, Engineering, at each regularly scheduled meeting of the Board. The non-management director serving as lead director, acts as the presiding director for these executive sessions.
Committees and Meeting Attendance
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors held eleven meetings during the fiscal year ended March 31, 2024. During fiscal 2024, no director attended fewer than 92% of the total number of meetings of the Board and all of the committees of the Board on which such director served that were held during that period.
Our Nominating and Governance Committee, as part of its governance review, evaluates the composition of each of our Board committees to ensure that we maintain a structure that is beneficial to us and our stockholders, and recommends any appropriate changes to our Board of Directors.
The following table sets forth the current members of each of our Board’s standing committees as of the date of this proxy statement:
Committee Member	Audit	Compensation	Nominating and Governance
Jack A. Bradley	Chair	X	X
Elizabeth Cholawsky	X	Chair	X
Haydn Hsieh	X	X
Ruey L. Lu		X	X
Barbara Nelson	X		Chair
Audit Committee
The members of the Audit Committee during fiscal 2024 were Mr. Bradley (Chair), Mr. Hsieh, Ms. Nelson and Dr. Cholawsky. The Audit Committee held ten meetings during fiscal 2024. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Listing Rules as they apply to audit committee members. Mr. Bradley and Ms. Nelson have been designated as “audit committee financial experts,” as the term is defined in applicable SEC rules. The Audit Committee operates under a charter that is available on our website at www.gsitechnology.com. The functions of the Audit Committee include oversight, review and evaluation of our financial statements, accounting and financial reporting processes and public filings, disclosure control and internal control functions, compliance with policies and procedures, cyber and data security and information technology risk exposures and the audits of our financial statements.

The Audit Committee is responsible for the engagement, compensation, retention and oversight of our independent registered public accounting firm. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.
Compensation Committee
The members of the Compensation Committee during fiscal 2024 were Dr. Cholawsky (Chair) and Messrs. Bradley, Hsieh and Lu. The Compensation Committee held seven meetings during fiscal 2024. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Listing Rules. The Compensation Committee operates under a charter that is available on our website at www.gsitechnology.com. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing our compensation policies and practices; and (ii) reviewing and approving compensation and compensation procedures for our executive officers. The Compensation Committee’s responsibilities include: periodically reviewing and advising the Board of Directors concerning overall compensation philosophy, policies and plans, including reviewing both regional and industry compensation practices and trends; identifying any peer group of companies to be used for comparison purposes; reviewing and approving all performance goals and objectives relevant to the compensation of all executive officers and assessing the achievement of such goals and objectives; determining and approving all compensation for our executive officers (including salary and incentive-based compensation and awards); making recommendations to the Board of Directors regarding the establishment and terms of incentive compensation plans, and administering such plans; and approving grants of options and other equity awards to all executive officers and other eligible individuals under our equity compensation plans. Other responsibilities of the Compensation Committee include: reviewing and approving compensation related matters outside the ordinary course of business, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; preparing an annual report on executive compensation, including a Compensation Discussion and Analysis, for inclusion in the proxy statement for our annual meeting of stockholders; monitoring and assessing risks associated with our compensation policies and consulting with management regarding such risks; and reporting to the Board of Directors on the Compensation Committee’s activities on a regular basis. Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation Committee. Additional information regarding the Compensation Committee and its activities is set forth under the heading “Executive Compensation” in this proxy statement.
Nominating and Governance Committee
The members of the Nominating and Governance Committee during fiscal 2024 were Messrs. Bradley and Lu, and Dr. Cholawsky and Ms. Nelson (Chair). The Nominating and Governance Committee held six meetings during fiscal 2024. Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Listing Rules. The Nominating and Governance Committee operates under a charter that is available on our website at www.gsitechnology.com. The Nominating and Governance Committee identifies prospective Board candidates, recommends nominees for election to our Board of Directors, develops and recommends Board member selection criteria, considers committee member qualification, reviews and makes recommendations to the Board of Directors regarding Board and committee compensation based in part upon input from an independent national compensation consulting firm engaged for that purpose, recommends corporate governance principles to the Board of Directors, reviews and proposes responses to stockholder proposals, and provides oversight in the evaluation of the Board of Directors and each committee.
Director Nominations
The Nominating and Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. When considering the nomination of directors for election at an annual meeting, the Nominating and Governance Committee reviews the needs of the Board of Directors for various skills, background and experience. When reviewing potential nominees, including incumbents, the Nominating and Governance Committee considers the current and future needs of GSI Technology to ensure that the Board of Directors has the appropriate balance of knowledge, experience, skills, expertise, judgment, perspectives and backgrounds. The Nominating and Governance Committee also seeks appropriate input from the Chief Executive Officer and other executive officers in assessing the needs of the Board of Directors for relevant knowledge, experience, skills, expertise, judgment, perspective and background of its members.
The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to GSI Technology a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to GSI Technology’s global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are, or have been, affiliated. Director candidates must have sufficient time available, in the judgment of the Nominating and Governance Committee, to perform all Board and committee responsibilities that will be expected of them. Members of the Board of Directors are expected to rigorously prepare for, attend and participate in all meetings of the Board of Directors and applicable committees. While we do not have a specific policy regarding diversity, when considering the nomination of directors, the Nominating and Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, judgment, perspective, background and other demographic factors. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Governance Committee believes that it is preferable that a majority of the Board of Directors meet the definition of “independent director” set forth in Nasdaq and SEC rules. The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company’s management, including the Chief Executive Officer, to serve on the Board of Directors.
The Nominating and Governance Committee will consider candidates for director proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The nominating process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.
The Nominating and Governance Committee will also consider candidates for director recommended by a stockholder, provided that any such recommendation is sent in writing to the Board of Directors, c/o Corporate Secretary at the address noted below, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:
•
the candidate’s name, age, contact information and present principal occupation or employment; and

•
a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be delivered to our principal executive offices, addressed to the Corporate Secretary, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made. To comply with the universal proxy rules, with respect to our 2025 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than the Board of Directors’ nominees must provide us with notice that sets forth the information required by Rule 14a-19 under the Exchange Act and our bylaws no later than June 23, 2025.
Director Qualifications Matrix
The following matrix shows how the Nominating and Governance Committee has applied our director criteria to the director nominees and identifies areas of expertise and experience that may benefit the Board in the future and led to each nominee’s selection as a member of the Board, as well as gaps in those areas that may arise as directors retire. Due to Ms. Nelson’s decision to not stand for re-election at the annual meeting, Ms. Nelson has been excluded from the qualifications, attributes, skills and experiences matrix below.
Qualification	Jack A. Bradley	Elizabeth Cholawsky	Haydn Hsieh	Ruey-Lin Lu	Lee-Lean Shu	Robert Yau
Audit and Financial Expertise	✓	✓	✓		✓
Broad Business & Corporate Governance Experience	✓	✓	✓	✓	✓
Public Company Board Experience		✓	✓
Understanding of a Board’s Legal Duties and Responsibilities	✓	✓	✓	✓	✓	✓
Cybersecurity Expertise			✓	✓
ESG Expertise			✓	✓
Relevant Industry Experience (Semiconductor)	✓			✓	✓	✓
Relevant Industry Experience (Software/SaaS)	✓	✓
Strategic Planning Capabilities	✓	✓	✓		✓
Capital Markets Expertise	✓	✓	✓	✓
International Business Experience	✓	✓	✓	✓	✓
Sales Experience	✓	✓	✓	✓	✓
Risk Management Background	✓		✓	✓	✓
Leadership Skills	✓	✓	✓	✓	✓	✓
Diversity (Gender)		✓
Diversity (Ethnic/Racial)			✓	✓	✓	✓
Board Diversity
Nasdaq Listing Rules require all Nasdaq listed companies to annually disclose voluntary self-identified diversity information regarding their board of directors. The following table sets forth the Board’s diversity statistics in the format prescribed by the Nasdaq rules. Our Board Diversity Matrix as of June 30, 2023 can be found in the proxy statement for our 2023 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on July 17, 2023.

Board Diversity Matrix (as of June 30, 2024)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	4	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (not of Hispanic or Latinx origin)	2	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Communications with Directors
Stockholders may send any communications to the Board of Directors or any individual director at the following address. All communications received are reported to the Board or the individual directors:
Board of Directors (or name of individual director(s))
c/o Secretary
GSI TECHNOLOGY, INC.
1213 Elko Drive
Sunnyvale, California 94089
Our Secretary will forward all such communications to the Board of Directors, or the individual director or directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within GSI Technology for review and possible response.
Evaluation of the Board of Directors and Committees
Approximately once a year, the members of the Board of Directors and each Board committee hold a special meeting to conduct a confidential oral assessment of their performance and effectiveness. This process is coordinated by the lead director and the chair of the Nominating and Governance Committee. As part of the evaluation process, the Board and each Committee reviews its overall composition, including director tenure, board leadership structure, diversity and individual skill sets, to ensure it serves the best interests of stockholders and positions the Company for future success. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process.
Director Attendance at Annual Meetings
We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. Directors are encouraged to attend our annual meeting of stockholders, but the Board has not adopted a formal policy with respect to such attendance. Six of the seven directors then serving on the Board attended last year’s annual meeting of stockholders.
Code of Business Conduct and Ethics; Corporate Governance Guidelines; Director Stock Ownership
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Board of Directors, upon the recommendation of the Nominating and Governance

Committee, has also adopted a series of Corporate Governance Guidelines. The Corporate Governance Guidelines include a director stock ownership requirement, which provides that directors must hold within the later of (a) five years following his or her first election or appointment to the Board, or (b) October 31, 2026, an amount of stock valued at the lesser of its purchase price or its fair market value (measured on October 31st of each year) equal to at least three times the total annual retainer cash compensation paid by the Company for Board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service). The Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on our website at www.gsitechnology.com. If we make any substantive amendments to the Code of Business Conduct and Ethics, or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq Listing Rules or applicable law.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are or have been an officer or employee of GSI Technology. During fiscal 2024, no member of the Compensation Committee had any relationship with GSI Technology requiring disclosure under Item 404 of Regulation S-K. During fiscal 2024, none of GSI Technology’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on GSI Technology’s Compensation Committee or Board of Directors.
Transactions with Related Persons
GSI Technology incurred non-recurring engineering service expense and manufacturing services of approximately $500,000 and $240,000 during the fiscal years ended March 31, 2024 and March 31, 2023, respectively, from Wistron NeWeb Corp (“WNC”) in connection with the design, development and manufacture of single-APU PCIe production boards, to be used in the Company’s in-place associative computing product. Mr. Hsieh, a member of the Board of Directors, is the Chairman and Chief Strategy Officer of WNC.
For information regarding GSI Technology’s procedures for approval of transactions with related persons, please see “Related Person Transactions”.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of GSI Technology has selected BDO USA, P.C. as its independent registered public accounting firm to audit the consolidated financial statements of GSI Technology for the fiscal year ending March 31, 2025. BDO USA, P.C. has acted in such capacity since its appointment in September 2017. A representative of BDO USA, P.C. is expected to be present at the 2024 Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the 2024 Annual Meeting, the stockholders are being asked to ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025.
The following table sets forth the aggregate fees billed to GSI Technology for the fiscal years ended March 31, 2024 and March 31, 2023 by BDO USA, P.C.:
	Fiscal 2024	Fiscal 2023
Audit fees(1)	$880,680	$926,200
Tax fees(2)	35,700	30,778
Total fees	$916,380	$956,978

(1)
Audit fees consist of fees for professional services rendered for the audit of GSI Technology’s annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

(2)
Tax fees consist of fees for consultation on various tax matters and compliance with federal and state income tax filing requirements.

The Audit Committee has determined that all services performed by BDO USA, P.C. are compatible with maintaining the independence of BDO USA, P.C. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. Pursuant to this policy, all of the foregoing fees paid to BDO USA, P.C. for the fiscal years ending March 31, 2024 and March 31, 2023 were approved by the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.
Vote Required and Board of Directors Recommendation
Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the matter. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees GSI Technology’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the design and maintenance of our internal control systems. Our independent registered public accounting firm, BDO USA, P.C., is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. BDO USA, P.C. has served as our independent registered public accounting firm since its appointment in September 2017.
The Audit Committee currently consists of four directors, two of which have been designated as “audit committee financial experts.” Each member of the Committee, in the judgment of the Board of Directors, is an “independent director” as defined in the Nasdaq Listing Rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The charter provides, among other things, that the Audit Committee is to review the qualifications, independence and performance, and approve the terms of engagement, including the fees payable, for our independent auditor, oversee our system of disclosure controls and procedures and internal controls over financial reporting, oversee our compliance with ethical standards and oversee the preparation of any reports required of the Audit Committee under rules of the Securities and Exchange Commission. A copy of this charter is available on our website at www.gsitechnology.com.
The Audit Committee has reviewed and discussed with management GSI Technology’s audited financial statements and the results of management’s assessment of the effectiveness of GSI Technology’s internal control over financial reporting as of March 31, 2024. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has met with BDO USA, P.C., with and without management present, to discuss the overall scope of BDO’s audit, the results of its examinations, and the overall quality of GSI Technology’s financial reporting and internal control over financial reporting.
The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning their independence, and has discussed with our independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to our independent registered public accounting firm’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that GSI Technology’s audited financial statements be included in GSI Technology’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.
THE AUDIT COMMITTEE
Jack A. Bradley (Chair)
Elizabeth Cholawsky
Haydn Hsieh
Barbara Nelson
The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of GSI Technology under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that GSI Technology specifically incorporates such information by reference.

PROPOSAL NO. 3
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we provide our stockholders the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote. At our 2023 Annual Meeting of Stockholders, our stockholders voted in favor of holding future “Say-on-Pay” votes on an annual basis. The Board subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders. The vote is advisory, which means that it is not binding on the Board of Directors, the Compensation Committee or GSI Technology in any way. However, the Compensation Committee will review the outcome of the vote and take it into consideration when considering future executive compensation policies and decisions.
At our 2018, 2019, 2020, 2021, 2022 and 2023 annual meetings, 99%, 99%, 99%, 98%, 75% and 92%, respectively, of the votes cast were voted in favor of the Company’s executive compensation program for the previous fiscal year. Partially as a result of this positive stockholder feedback, our Compensation Committee has adopted compensation packages having similar basic structures in subsequent years.
As described in our Compensation Discussion and Analysis included elsewhere in this proxy statement, we seek to closely align the interests of our executive officers with the interests of our stockholders, and attract and retain superior executive talent. Our compensation programs are designed to reward our executive officers for the achievement of our short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while avoiding the encouragement of unnecessary or excessive risk-taking. Please read the Compensation Discussion and Analysis section for a more detailed discussion of our compensation philosophy and our executive compensation program.
The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Chief Executive Officer and our two other most highly-compensated executive officers, who are collectively referred to as our “named executive officers,” which is disclosed and discussed elsewhere in this proxy statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.
Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal No. 3:
“RESOLVED, that the stockholders of GSI Technology, Inc. approve, on an advisory (non-binding) basis, the compensation for the fiscal year ended March 31, 2024 of the Company’s executive officers named in the Summary Compensation Table included in the proxy statement for the 2024 Annual Meeting of Stockholders.”
Vote Required and Board of Directors Recommendation
Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the matter. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the vote.
The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis explains our philosophy and objectives with respect to the compensation of our executive officers and our compensation-setting process and provides more detailed information regarding the compensation of our Chief Executive Officer and our two other most highly compensated executive officer, determined as of March 31, 2024. We refer to these individuals as our “named executive officers.” This discussion focuses on the information contained in the tables and related footnotes and narrative included below, primarily for our 2024 fiscal year.
Philosophy and Objectives
Our fundamental compensation philosophy is to align the compensation of our senior management with our annual and long-term business objectives, performance against those objectives and creation of stockholder value, as well as to offer compensation that will enable us to attract, retain, and appropriately reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers’ contributions to achieving revenue growth, increasing operating profits and controlling costs. We operate in a very competitive environment for executive talent, and it is our belief that our compensation packages should be competitive when compared to our peers and should also be aligned with our stockholders’ interests.
The Compensation Committee of the Board of Directors oversees the design and administration of our executive compensation program. The principal elements of the program are base salary, variable incentive cash compensation programs, long-term equity-based incentive compensation and broad-based benefits programs. The policy of the Compensation Committee is that the total compensation of the executive officers should generally be comparable to the median compensation paid by the Company’s peer companies to officers performing comparable functions. However, it has not been the Compensation Committee’s policy to adopt a rigid formula or benchmark system related to peer company compensation practices.
Compensation-Setting Process
Generally, the Compensation Committee reviews the compensation of our executive officers in the early part of each fiscal year and takes action at that time to set base salaries and variable compensation for the current year. In setting our executive officers’ total compensation, the Compensation Committee considers individual and company performance, as well as compensation surveys and other market information regarding compensation paid by comparable companies, including our industry peers. The Compensation Committee considers the grant of equity awards to all of our executive and non-executive officers at the same time, once a year, usually in July or August.
In its annual review of compensation for GSI Technology’s executive officers, the Compensation Committee has considered compensation data and analyses assembled and prepared by the Committee and our Human Resources staff. The Chief Executive Officer provides the Compensation Committee with a review of each of the other executive officer’s individual performance and contributions over the past year and makes recommendations regarding their compensation, which the Compensation Committee considers. In making compensation decisions, our Chief Executive Officer and our Compensation Committee have considered the Company’s financial performance as well as the experience level and contributions of the individual executive officer, the role and responsibilities of the executive officer and market factors.
The Compensation Committee has the authority to engage its own consultants and advisors to assist it in carrying out its responsibilities. The Compensation Committee periodically retains compensation consultants in connection with its annual review of executive officer compensation. In accordance with such policy, the Compensation Committee has engaged the services of Compensia, Inc. (“Compensia”), an independent national compensation consulting firm, to assist it in connection with its annual review and determination of executive officer compensation. Compensia was most recently engaged in connection with the Compensation Committee’s annual review and determination of executive officer compensation for fiscal 2022. Pursuant to the usual terms of engagement, Compensia is directed to assist with the selection of the peer group and then, using such peer group, provide a competitive assessment of executive officer compensation to the Compensation Committee and a similar assessment of director compensation programs to the Nominating and Governance Committee. The Compensation Committee has assessed the independence of Compensia pursuant to applicable SEC rules and concluded that no conflicts of interest existed that would affect Compensia’s independence in providing services and advice to the Compensation Committee. The Compensation Committee did not retain the services of compensation consultants in connection with its annual review and determination of executive officer compensation for fiscal 2023 or 2024.
At our annual meetings of stockholders, we provide our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers for the previous fiscal year, as disclosed in the proxy statement for the meeting (commonly referred to as a “Say-on-Pay” vote). These stockholder advisory votes are held after the Compensation Committee has determined the compensation to be paid to our executive officers for the fiscal year in question. Accordingly, the Compensation Committee cannot take such results into account in determining executive compensation for that year. However, in its annual review of executive compensation, the Compensation Committee considers, among other things, the results of the stockholder Say-on-Pay vote for previous years.
Components of Compensation
In order to align executive compensation with our compensation philosophy, our executive compensation package contains three principal components: (i) base salary, (ii) variable cash compensation and (iii) long-term stock-based incentive awards. Each component of our executive compensation program is designed to reward a different aspect of performance. The base salaries of our executive officers are initially set based on negotiation with the individual officers at the time of their recruitment. Once set, these base salaries are subject to annual review. Our variable cash compensation plans are intended to motivate and reward performance over the current fiscal year. Our equity award program is designed to provide long-term retention incentives through the use of options subject to time-based vesting. We also provide our executive officers a variety of benefits that are available generally to all salaried employees. The basic elements of our executive compensation package are generally the same among our named executive officers.
Fiscal 2024 Base Salary
The base salaries of our executive officers are initially negotiated with the individual executive officer at the time of his or her recruitment or promotion and with reference to their experience, expected contribution, geographical location and market factors. Historically, the base salaries of our executive officers generally have been adjusted concurrently with our annual company-wide compensation review.
During the first quarter of fiscal 2024, the Compensation Committee conducted its annual review of executive compensation. In connection with its fiscal 2024 review, the Compensation Committee, with the assistance of our Chief Financial Officer, compiled data on the same group of peer companies identified with the assistance of Compensia in connection with the fiscal 2022 review, with the exception of three companies that were no longer public reporting companies (the “Fiscal 2024 Peer Companies”). The Fiscal 2024 Peer Companies include industry peers and similarly-sized companies in our broader industry group. The Fiscal 2024 Peer Companies were as follows:
Aehr Test Systems	Everspin Technologies	NVE Corporation
Amtech Systems, Inc.	Immersion Corporation	Pixelworks, Inc
AXT, Inc.	inTEST Corporation	QuickLogic Corporation
Emcore Corporation	Kopin Corporation	Techpoint, Inc.
Lantronix
In its annual review of executive compensation for fiscal 2024, the Compensation Committee took into account its general compensation philosophy and objectives, as described above, and various other considerations, including:
•
available compensation data for the Fiscal 2024 Peer Companies;

•
the Company’s financial performance during fiscal 2023, including the impact of the challenging economic environment on the Company’s revenues, lack of significant APU revenues and the Company’s continuing operating losses;

•
the outlook for the Company’s fiscal 2024 financial performance; and

•
management’s recommendation that no increase in officers’ base salaries over fiscal 2023 levels was deemed appropriate.

The Committee also noted that, by positive votes at the last six annual meetings of stockholders, our stockholders had approved the compensation of our named executive officers. Partially in recognition of this positive stockholder feedback, the Committee adopted a compensation package for fiscal 2024 having the same basic structure as the compensation packages that had been adopted for previous years.
On the basis of its review, in the first quarter of fiscal 2024 the Compensation Committee concluded both that executive officer base salaries would not be increased for fiscal 2024, and that executive officer base salaries would continue to reflect the reductions implemented as part of the Company’s November 2022 cost reduction initiatives. The fiscal 2024 base salaries of the named executive officers were as follows:
Name	Title	Fiscal 2024 Base Salary	Percentage Increase over Fiscal 2023 Base Salary
Lee-Lean Shu	President and Chief Executive Officer	$431,912(1)	—
Patrick Chuang	Senior Vice President, Memory Design	$359,290(2)	—
Didier Lasserre	Vice President, Sales	$322,712(3)	—

(1)
In connection with the Company’s cost reduction initiatives announced in November 2022, Mr. Shu accepted a 30% reduction in payment of his annual base salary. Since December 1, 2022, the actual annual salary paid to Mr. Shu’s has been $302,339.

(2)
In connection with the Company’s cost reduction initiatives announced in November 2022, Mr. Chuang accepted a 10% reduction in payment of his annual base salary. Since December 1, 2022, the actual salary paid to Mr. Chuang has been $323,361.

(3)
In connection with the Company’s cost reduction initiatives announced in November 2022, Mr. Lasserre accepted a 10% reduction in payment of his annual base salary. Since December 1, 2022, the actual annual salary paid to Mr. Lasserre has been $290,441.

2024 Variable Compensation Plan
Under our compensation policy, a significant component of each executive officer’s potential annual compensation takes the form of a performance-based cash bonus. On May 30, 2023, the Compensation Committee adopted the 2024 Variable Compensation Plan, which was similar in structure to previous variable compensation plans for the Company’s executive officers. The 2024 Variable Compensation Plan was designed to encourage performance and retention of eligible employees by providing cash bonus awards based on the achievement of performance criteria based on net revenues, including a target for Associative Processing Unit (APU) net revenue and a target for radiation-hardened and radiation-tolerant (“RadHard and RadTolerant”) net revenue, all determined in accordance with United States generally accepted accounting principles. Each of our executive officers was eligible to participate in the 2024 Variable Compensation Plan. Certain non-executive officers were also eligible to participate.
Under the 2024 Variable Compensation Plan, each participant had a designated target bonus. The target bonus for Lee-Lean Shu, our President, Chief Executive Officer and Chairman, was $275,000, and the target bonus for each of our other executive officers was $137,500. If the target financial goals were exceeded, actual bonus awards payable to participants in the 2024 Variable Compensation Plan could have been up to two times their target bonuses. There was no threshold or minimum amount payable under the 2024 Variable Compensation Plan. The Compensation Committee considered the critical role of Mr. Shu, our President and Chief Executive Officer, in our long-term success when determining his target bonus amount.

The use of the same target bonus amount for each of our other named executive officers reflected the Compensation Committee’s desire to encourage a team approach by treating our executive officers equally with respect to bonus opportunities. The targets for net revenue and APU net revenue were not met in fiscal 2024. For fiscal 2024, our RadHard and RadTolerant net revenues were 136.8% of the target in the 2024 Variable Compensation Plan. The RadHard and RadTolerant bonus earned by our executive officers in fiscal 2024 was 108.0% of the RadHard and RadTolerant target bonus under the 2024 Variable Compensation Plan.
Original target bonus amounts for each of the named executive officers under the 2024 Variable Compensation Plan and the bonuses actually earned under the plan for their services during fiscal 2024 were as follows:
Name	Fiscal 2024 Target Bonus	Fiscal 2024 Bonus Earned
Lee-Lean Shu	$275,000	$89,080
Patrick Chuang	$137,500	$44,540
Didier Lasserre	$137,500	$44,540
The 2024 Variable Compensation Plan provided that any bonus awards paid would be subject to vesting based on the participant’s continued employment with the Company, with 60% becoming vested and payable on the last business day in April 2024 and 20% becoming vested and payable on the last business day in April of each of the succeeding two years.
Total Fiscal 2024 Cash Compensation
The total cash compensation of each of our named executive officers for fiscal 2024 was:
Name	Principal Position	Fiscal 2024 Base Salary	Fiscal 2024 Total Cash Compensation Earned
Lee-Lean Shu	President and Chief Executive Officer	$431,912	$391,419(1)
Patrick Chuang	Senior Vice President, Memory Design	$359,290	$367,901(2)
Didier Lasserre	Vice President, Sales	$322,712	$340,381(3)

(1)
In connection with the Company’s cost reduction initiatives announced in November 2022, Mr. Shu accepted a 30% reduction in his annual base salary. Effective December 1, 2022, Mr. Shu’s annual salary is $302,339. Includes incentive compensation of $89,090 earned under the 2024 Variable Compensation Plan.

(2)
In connection with the Company’s cost reduction initiatives announced in November 2022, Mr. Chuang accepted a 10% reduction in his annual base salary. Effective December 1, 2022, Mr. Chuang’s annual salary is $323,361. Includes incentive compensation of $44,540 earned under the 2024 Variable Compensation Plan.

(3)
In connection with the Company’s cost reduction initiatives announced in November 2022, Mr. Lasserre accepted a 10% reduction in his annual base salary. Effective December 1, 2022, Mr. Lasserre’s annual salary is $290,441. Fiscal 2023 cash compensation earned includes an annual car allowance of $5,400. Includes incentive compensation of $44,540 earned under the 2024 Variable Compensation Plan.

Long-Term Incentive Compensation
We utilize stock option awards as a primary component of compensation for our executive officers, with the objective of strengthening the mutuality of interests between the executive officers and our stockholders. These grants are designed to provide each executive with a significant incentive to manage from the perspective of an owner with an equity stake in our company. All stock options granted to our employees, including named executive officers, and to our directors have exercise prices equal to the fair market value of our common stock on the grant date. Our policies and procedures for the grant of stock-based awards provide that all options and other stock-based awards are generally to be granted by the Compensation Committee and, except in special circumstances, all grants are to be made at regular quarterly meetings of the Compensation Committee. Accordingly, option grants to new employees hired since the previous quarterly meeting and annual grants to continuing employees with anniversary dates subsequent to the previous meeting are made each quarter. The effective date of each quarterly grant is the later of the second trading day following the public announcement of our financial results for the preceding quarter or the date of the meeting at which the grant is approved.
The Compensation Committee considers the grant of equity awards to all of our executive and non-executive officers at the same time, once a year, usually in July or August. Executive and non-executive officers that accepted a reduction in salary as part of our cost reduction initiative in November 2022 also received an additional option grant in recognition of the reduced salary level in January 2024. During fiscal 2024, the Compensation Committee approved grants to our named executive officers of options to purchase the following number of shares of our common stock:
Name	Shares
Lee-Lean Shu	250,000
Patrick Chuang	60,000
Didier Lasserre	60,000
Unlike options granted to our non-officer employees, which vest in four annual installments, options granted to our executive and non-executive officers generally vest in their entirety four years after the anniversary date of the officer’s commencement of employment that is closest to the date of grant, subject to the officer’s continued service. Options granted in January 2024 in recognition of the reduced salary levels vest on the first anniversary of the grant date. Each of these option grants provides a return to the officer only if he remains employed by us during the respective vesting period, and then only if the market price of the shares appreciates over the option term. The Compensation Committee believes the four-year vesting schedule deters risk taking and further focuses management on building long-term stockholder value. The value of the shares subject to the fiscal 2024 option grants to named executive officers are reflected in the “Summary Compensation Table” below, and further information about these grants is contained in the “Fiscal 2024 Grants of Plan-Based Awards” table below.
Executive Retention and Severance Plan
On September 30, 2014, the Compensation Committee adopted the Executive Retention and Severance Plan (the “Retention Plan”), and on each of August 29, 2017 and August 27, 2020, the Compensation Committee extended the term of the Retention Plan by an additional three years. On September 12, 2023, the Compensation Committee extended the term of the Retention Plan by an additional one year such that the Retention Plan will expire on September 30, 2024.
The purpose of the Retention Plan is to mitigate some of the risk that exists for executives working in an environment where GSI Technology could be acquired or the subject of another transaction that would result in a change in its control. The severance benefits provided by the Retention Plan are intended to encourage the continued dedication of our executive officers and key employees during a period of unrest, notwithstanding a possible change in control. The change in control arrangements are also intended to mitigate potential disincentives to the consideration of a transaction that would result in a change in control, particularly where the services of the participants may not be required by a potential acquirer.
The Retention Plan and amounts potentially payable thereunder are described in more detail below under “Potential Payments Upon Change of Control.”
Inter-Relationship of Components of Compensation Packages
The Compensation Committee has adopted a policy that the aggregate compensation of our executive officers (composed of base compensation, variable cash compensation and equity awards) should approximate the median aggregate compensation paid by our peer companies to officers performing comparable functions. Except for this policy, the various components of our executive officers’ compensation generally are not inter-related. Adjustments to our executive officers’ base compensation are primarily based on our financial performance, our annual company-wide compensation survey and review of peer company compensation levels. As we have relied on long-term equity incentives for a portion of our total compensation package, option grants for our executive officers are generally considered each year. If the value of options that are granted in one year is reduced due to a reduction in the value of the underlying common stock, the size of the option grants for the next year are not affected. Similarly, if the value of previously granted options increases significantly, the amount of compensation to be awarded for the next year is not affected. While the Compensation Committee has discretion to make exceptions to existing compensation arrangements, it has not approved any exceptions to such arrangements with regard to any named executive officers.
Other Benefits
Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our simplified employee pension plan, in each case on the same basis as our other employees. Aside from a $5,400 car allowance provided to Mr. Lasserre, there were no special benefits or perquisites provided to any named executive officer in fiscal 2024.
Accounting for Executive Compensation
We account for equity compensation paid to our employees under authorization guidance for stock-based compensation which requires us to measure and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
Tax Considerations
We intend to consider the impact of Section 162(m) of the Internal Revenue Code in determining the mix of elements of future executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our named executive officers (other than our Chief Financial Officer) to $1 million annually. The stock options granted to our executive officers have been intended to qualify as performance-based compensation exempt from the limitation on deductibility. As a result of changes in December 2017 to federal tax laws, we expect that stock options granted or other compensation provided under arrangements entered into or materially modified after November 2, 2017 generally will not be deductible to the extent they result in compensation to certain executive officers that exceeds $1 million in any one year for any such officer. Due to uncertainties as to the application and interpretation of Section 162(m), including the scope of the transition relief under the legislation repealing the exemption the Section 162(m) deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption in fact will do so. Salaries and bonuses do not qualify as performance-based compensation for purposes of Section 162(m).
Other Compensation-Related Policies
Our insider trading policy applies to shares of our common stock held by our directors, officers and other employees, including shares issued pursuant to equity-based awards. The policy prohibits our directors, executive officers and other employees from, among other things:
•
engaging in short sales of our stock;

•
engaging in transactions in derivative securities involving our stock;

•
hedging their ownership position in our stock; and

•
holding our stock in a margin account or pledging our stock as collateral for a loan.

Compensation Committee Report
We, the Compensation Committee of the Board of Directors of GSI Technology, Inc., have reviewed the Compensation Discussion and Analysis contained in this proxy statement and discussed it with management. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in GSI Technology, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.
THE COMPENSATION COMMITTEE
Elizabeth Cholawsky (Chair)
Jack A. Bradley
Haydn Hsieh
Ruey L. Lu
Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended March 31, 2024 and 2023 by our Chief Executive Officer and our two other most highly compensated executive officers, determined as of March 31, 2024:
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lee-Lean Shu	2024	302,339	482,217	89,080(2)	—	873,636
President and Chief Executive Officer	2023	388,721	341,545	—	—	730,266
Patrick Chuang	2024	323,361	139,725	44,540(3)	—	507,626
Senior Vice President, Memory Design
Douglas M. Schirle	2023	296,373	94,446	—	—	390,819
Chief Financial Officer
Didier Lasserre	2024	290,441	139,725	44,540(3)	5,400(4)	480,106
Vice President, Sales	2023	311,955	94,446	—	5,400(4)	411,801

(1)
As required by SEC rules, amounts shown in the column entitled “Option Awards” present the aggregate grant date fair value of option grants made each year computed in accordance with authoritative guidance. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the option award. The assumptions used with respect to the valuation of option grants are set forth in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024. Under generally accepted accounting principles, compensation expense with respect to option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

(2)
Earned under the 2024 Variable Compensation Plan, of which $53,448 was paid in June 2024, $17,816 will be vested and payable on the last day of April 2025 and $17,816 will be vested and payable on the last day of April 2026.

(3)
Earned under the 2024 Variable Compensation Plan, of which $26,724 was paid in June 2024, $8,908 will be vested and payable on the last day of April 2025 and $8,908 will be vested and payable on the last day of April 2026.

(4)
Represents Mr. Lasserre’s car allowance of $5,400.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended March 31, 2024 to our named executive officers:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lee-Lean Shu	7/31/23	—	275,000	550,000	100,000(3)	4.39	282,860
	1/29/24	—	—	—	150,000(4)	1.92	199,357
Patrick Chuang	7/31/23	—	137,500	275,000	40,000(5)	4.39	113,144
	1/29/24	—	—	—	20,000(4)	1.92	26,581
Didier Lasserre	7/31/23	—	137,500	275,000	40,000(6)	4.39	113,144
	1/29/24	—	—	—	20,000(4)	1.92	26,581

(1)
Represents the range of potential cash bonuses payable under the 2024 Variable Compensation Plan, as more fully described above under “Compensation Discussion and Analysis — 2024 Variable Compensation Plan.” There was no threshold or minimum amount payable under the Plan.

(2)
Reflects the grant date fair value of each equity award in accordance with authoritative guidance. The assumptions used in the calculation of this amount are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2024.

(3)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on April 13, 2027.

(4)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on December 1, 2024.

(5)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on June 2, 2027.

(6)
Option granted pursuant to the 2016 Equity Incentive Plan. This option vests 100% on May 3, 2027.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of March 31, 2024:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lee-Lean Shu	100,000	—	5.23	8/11/24
	100,000	—	4.98	8/3/25
	100,000	—	4.99	8/1/26
	100,000	—	7.26	7/31/27
	100,000	—	6.70	7/30/28
	100,000	—	8.30	7/29/29
	—	100,000(1)	5.83	8/3/30
	—	100,000(2)	5.58	8/2/31
	—	100,000(3)	4.08	8/1/32
	150,000	—	2.27	12/2/32
	—	100,000(4)	4.39	7/31/33
	—	150,000(5)	1.92	1/29/34

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Patrick Chuang	40,000	—	5.23	8/11/24
	40,000	—	4.98	8/3/25
	40,000	—	4.99	8/1/26
	40,000	—	7.26	7/31/27
	40,000	—	6.70	7/30/28
	40,000	—	8.30	7/29/29
	—	40,000(6)	5.83	8/3/30
	—	40,000(7)	5.58	8/2/31
	—	40,000(8)	4.08	8/1/32
	20,000	—	2.27	12/2/32
	—	40,000(9)	4.39	7/31/33
	—	20,000(5)	1.92	1/29/34
Didier Lasserre	30,000	—	5.23	8/11/24
	30,000	—	4.98	8/3/25
	30,000	—	4.99	8/1/26
	30,000		7.26	7/31/27
	40,000	—	6.70	7/30/28
	40,000	—	8.30	7/29/29
	—	40,000(10)	5.83	8/3/30
	—	40,000(11)	5.58	8/2/31
	—	40,000(12)	4.08	8/1/32
	20,000	—	2.27	12/2/32
	—	40,000(13)	4.39	7/31/33
	—	20,000(5)	1.92	1/29/34

(1)
Option vested 100% on April 13, 2024.

(2)
Option vests 100% on April 13, 2025.

(3)
Option vests 100% on April 13, 2026.

(4)
Option vests 100% on April 13, 2027.

(5)
Option vests 100% on December 1, 2024.

(6)
Option vested 100% on June 2, 2024.

(7)
Option vests 100% on June 2, 2025.

(8)
Option vests 100% on June 2, 2026.

(9)
Option vests 100% on June 2, 2027.

(10)
Option vested 100% on May 3, 2024.

(11)
Option vests 100% on May 3, 2025.

(12)
Option vests 100% on May 3, 2026.

(13)
Option vests 100% on May 3, 2027.

Option Exercises and Stock Vested During Last Fiscal Year
There were no options exercised by our named executive officers during the fiscal year ended March 31, 2024.

We have not made any direct grants of stock awards to any of our employees. Accordingly, there was no vesting of restricted stock held by any named executive officers during the fiscal year ended March 31, 2024.
Potential Payments Upon Change of Control
Our executive officers, including our named executive officers, are eligible to participate in our Executive Retention and Severance Plan (the “Retention Plan”). Participants in the Retention Plan are entitled to receive severance benefits upon an “involuntary termination” of their employment other than for “cause” or a voluntary termination for “good reason” during a period beginning two months prior to and ending two years following a “change in control,” as such terms are defined in the Retention Plan.
Benefits payable under the Retention Plan consist of the following (in addition to all other compensation and benefits accrued at the time of the participant’s termination):
•
A lump sum cash payment equal to: (i) the greater of 18 months of base salary or one month’s salary for each full or partial year of service for the Chief Executive Officer; (ii) the greater of 12 months of base salary or one month’s salary for each full or partial year of service for other executive officers; and (iii) 12 months of base salary or such lesser amount as the Compensation Committee may specify for other participants;

•
a lump sum cash payment of all bonuses earned by the participant in prior fiscal years but not vested and payable at the time of termination;

•
a lump sum cash payment of the pro rata portion of the participant’s bonus or anticipated bonus for the fiscal year in which the termination occurs (calculated as provided in the Plan) and 150% of such amount in the case of the Chief Executive Officer;

•
Medical, dental, vision and life insurance benefits for the same period covered by the participant’s base salary benefit; and

•
100% acceleration of the participant’s equity awards assumed by an acquirer in connection with a change in control, effective upon termination (100% acceleration effective upon the change in control for awards not assumed).

Benefits under the Retention Plan are subject to withholding of applicable income and employment taxes. Participants are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “parachute payment” provisions of the Internal Revenue Code and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the net after-tax payment to the participant.
No severance or change of control payments were made to any of our executive officers in fiscal 2024.
The following table summarizes amounts that would have been payable to our named executive officers upon a termination of their employment qualifying for benefits under the Retention Plan, assuming that such termination had occurred on March 31, 2024:
	Cash Severance Payment
Name	Based on Salary	Based on Bonus	Continued Health Benefits(1)	Acceleration of Stock Options(2)	Total
Lee-Lean Shu	$1,079,780	$215,756	$91,455	$222,000	$1,608,991
Patrick Chuang	419,172	85,608	42,679	29,600	577,059
Didier Lasserre	726,102	85,608	115,094	29,600	956,404

(1)
Represents the aggregate premium payments required to provide continued health insurance coverage under COBRA, based on the officer’s health insurance coverage in effect as of March 31, 2024.

(2)
The value of the acceleration of stock options is calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on March 31, 2024 ($3.40) and the per share exercise price of the unvested shares subject to acceleration.

Compensation of Directors
Our policy for the compensation of non-employee directors provides that non-employee directors are entitled to receive annual cash retainers as follows:
Board	$40,000
Lead Director	$20,000
Audit Committee:
• Chair	$20,000
• Other Members	$7,500
Compensation Committee:
• Chair	$10,000
• Other Members	$5,000
Nominating and Governance Committee:
• Chair	$7,500
• Other Members	$3,000
Pursuant to the terms of our option grant policy, each non-employee director receives an option to purchase a number of shares of our common stock having a fair market value equal to the aggregate amount of the annual cash retainer payable to such director for service on the Board and its committees.
The table below summarizes the compensation we paid to our directors that are not named executive officers for the fiscal year ended March 31, 2024 with respect to their services as a director.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Jack A. Bradley	87,875	59,895	147,770
Elizabeth Cholawsky	60,500	41,178	101,678
Haydn Hsieh	52,500	35,732	88,232
Ruey L. Lu	48,000	32,669	80,669
Barbara Nelson	55,000	37,434	92,434
Robert Yau(4)	—	—	—

(1)
Valuation based on the dollar amount recognized during fiscal 2024 for financial statement reporting purposes pursuant to authoritative guidance, giving effect to service based vesting conditions, but disregarding the estimate of forfeitures related to such vesting conditions. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the option award. The assumptions used with respect to the valuation of option grants are set forth in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

(2)
On October 30, 2023, Mr. Bradley, Dr. Cholawsky, Mr. Hsieh, Mr. Lu and Ms. Nelson were granted options to purchase 46,073, 31,675, 27,486, 25,130 and 28,795 shares, respectively, that will be fully vested on August 15, 2024. The grant date fair value of each of these options was $59,895, $41,178, $35,732, $32,669 and $37,434, respectively.

(3)
As of March 31, 2024, each director that is not a named executive officer had the following number of shares underlying outstanding options: Mr. Bradley: 157,821; Dr. Cholawsky: 87,496; Mr. Hsieh: 116,785; Mr. Lu: 107,630; Ms. Nelson: 63,533; and Mr. Yau: 460,000.

(4)
Mr. Yau, who retired in December 2023, was an employee of the Company, and therefore no additional compensation was provided to Mr. Yau for his services as a director.

Equity Compensation Plan Information
We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2007 Equity Incentive Plan, the 2016 Equity Incentive Plan (the “2016 Plan”) and the 2007 Employee Stock Purchase Plan (the “Purchase Plan”), each of which has been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of March 31, 2024:
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	8,968,199	$5.26	3,509,085(1)(2)

(1)
Includes 924,899 shares available for future issuance under the Purchase Plan.

(2)
A total of 10,000,000 shares of common stock have been authorized and reserved for issuance under the 2016 Plan, of which 2,584,186 were available for grant as of March 31, 2024. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2016 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2016 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2016 Plan.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following: (1) tabular executive compensation disclosure for our principal executive officer, our other named executive officers, and company performance for the fiscal years listed below and (2) additional disclosure relative to the relationship between the “Compensation Actually Paid” set forth in the Pay versus Performance Table and each of the performance metrics set forth in the Pay versus Performance Table, in each case over our fiscal years ending March 31, 2022, 2023, and 2024.
Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning our pay-for-performance philosophy and how we structure our executive compensation to drive and reward performance, refer to the section entitled “Executive Compensation”. The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our principal executive officer (“PEO”) or other named executive officers (“NEOs”) for any of the periods listed. These amounts reflect Summary Compensation Table total compensation with certain adjustments as described in the following table and footnotes.
Pay Versus Performance
Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Stockholder Return (Value of $100 Initial Investment on 3/31/21)(5)	Net Income (Loss)(6)
2024	$873,636	$1,752,432	$493,866	$816,008	$51	$(20,087,000)
2023	$730,266	$292,681	$401,310	$245,877	$26	$(15,977,000)
2022	$1,076,223	$472,737	$591,858	$353,027	$57	$(16,368,000)

(1)
Lee-Lean Shu served as the Company’s Principal Executive (our “PEO”) for the entirety of our fiscal years ending March 31, 2022, 2023, and 2024. The Company’s NEOs other than our PEO (the “Reported NEOs”) for the indicated fiscal years were as follows:

•
2024: Didier Lasserre and Patrick Chuang

•
2023: Douglas M. Schirle and Didier Lasserre

•
2022: Douglas M. Schirle, Didier Lasserre, Robert Yau, and Ping Wu

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of Lee-Lean Shu and (ii) the average of the total compensation reported in the Summary Compensation Table for the Reported NEOs in the indicated year for such years.

(3)
Amounts reported in this column represent the compensation actually paid to our PEO for the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

PEO
+/-		2022	2023	2024
	Summary Compensation Table – Total Compensation(a)	$1,076,223	$730,266	$873,636
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	$233,630	$341,545	$482,217
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(c)	$119,217	$142,783	$627,224
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(d)	$(498,963)	$(228,557)	$528,280

PEO
+/-		2022	2023	2024
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	$0	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	$9,890	$(10,266)	$205,509
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	$0	$0	$0
=	Compensation Actually Paid	$472,737	$292,681	$1,752,432

(a)
Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.

(b)
Represents the aggregate grant date fair value of the option awards granted to our PEO during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(c)
Represents the aggregate fair value as of the indicated fiscal year-end of our PEO’s outstanding and unvested option awards granted during such fiscal year, computed in accordance with FASB ASC Topic 718.

(d)
Represents the aggregate change in fair value (measured from the prior fiscal year-end) during the indicated fiscal year of the outstanding and unvested option awards held by our PEO as of the last day of the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(e)
Represents the aggregate fair value at vesting of the option awards that were granted to our PEO and vested during the indicated fiscal year (of which there were none for 2022, 2023, or 2024)

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award held by our PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of our PEO’s option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year (of which there were none for 2022, 2023, or 2024)

(4)
Amounts reported in this column represent the compensation actually paid to the Reported NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

Reported NEO Average
+/-		2022	2023	2024
	Summary Compensation Table – Total Compensation(a)	$591,858	$401,310	$493,866
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	$87,611	$94,446	$139,725
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(c)	$44,706	$29,951	$143,481
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(d)	$(187,111)	$(91,423)	$211,312
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	$0	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	$(8,815)	$485	$107,074
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	$0	$0	$0
=	Compensation Actually Paid	$353,027	$245,877	$816,008

Please see footnote 1 for the Reported NEOs included in the average for each indicated fiscal year.
(a)
Represents the average Total Compensation as reported in the Summary Compensation Table for the Reported NEOs in the indicated fiscal year.

(b)
Represents the average aggregate grant date fair value of the option awards granted to the Reported NEOs during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(c)
Represents the average aggregate fair value as of the indicated fiscal year-end of the Reported NEOs’ outstanding and unvested option awards granted during such fiscal year, computed in accordance with FASB ASC Topic 718.

(d)
Represents the average aggregate change in fair value (measured from the prior fiscal year-end) during the indicated fiscal year of the outstanding and unvested option awards held by the Reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(e)
Represents the average aggregate fair value at vesting of the option awards that were granted to the Reported NEOs and vested during the indicated fiscal year (of which there were none for 2022, 2023, or 2024).

(f)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award held by the Reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC Topic 718.

(g)
Represents the average aggregate fair value as of the last day of the prior fiscal year of the Reported NEOs’ option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year (of which there were none for 2022, 2023, or 2024).

(5)
Pursuant to Item 402(v) of Regulation S-K, this calculation assumes $100 was invested in our common stock on March 31, 2021, the last day of our fiscal year 2021, using the closing stock price at the end of that day. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)
The dollar amounts represent the amount of net income (loss) attributable to GSI Technology as reflected in our audited financial statements for the applicable fiscal year.

Relationship Between Pay and Performance
We believe “Compensation Actually Paid” over fiscal 2022, 2023, and 2024 is reflective of our Compensation Committee’s emphasis on aligning pay and performance given that “Compensation Actually Paid” declined from 2022 and 2023, and then increased from 2023 to 2024, in both cases largely driven by our stock price performance and reflecting the emphasis on the use of equity awards in our executive compensation program.
The following charts illustrate the relationship between pay and performance, as calculated per Item 402(v) of Regulation S-K:

Compensation Actually Paid vs. TSR
Compensation Actually Paid vs. Net Income

RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
Pursuant to our Code of Business Conduct and Ethics and the Audit Committee Charter, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee which reviews and approves any related party transactions.
We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Other Transactions
For information regarding the grant of stock options to our directors and executive officers, please see “Executive Compensation — Compensation of Directors” and “Executive Compensation — Grants of Plan-Based Awards, — Outstanding Equity Awards at Fiscal Year-End and — Potential Payments Upon Change of Control.”

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth, as of June 30, 2024 certain information with respect to the beneficial ownership of GSI Technology’s common stock by (i) each stockholder known by GSI Technology to be the beneficial owner of more than 5% of GSI Technology’s common stock, (ii) each director and director nominee of GSI Technology, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of GSI Technology as a group:
Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Principal Stockholder:
Jing Rong Tang(4)	1,525,141	6.0
c/o HolyStone Enterprises Co., Ltd. 1FL No. 62, Sec 2 Huang Shan Road Taipei, Taiwan, R.O.C
Directors, Named Executive Officers and certain Executive Officers:
Lee-Lean Shu(5)	3,464,615	13.1
Jack A. Bradley(6)	165,821	*
Elizabeth Cholawsky(7)	88,846	*
Haydn Hsieh(8)	137,785	*
Ruey L. Lu(9)	160,130	*
Barbara Nelson(10)	63,533	*
Robert Yau(11)	1,263,614	4.9
Patrick Chuang(12)	315,166	1.2
Didier Lasserre(13)	564,140	2.2
All executive officers and directors as a group (14 persons)(14)	8,852,731	34.1

*
Less than 1.0%

(1)
The address for those individuals and entities not otherwise indicated is 1213 Elko Drive, Sunnyvale, California 94089. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the other footnotes to this table.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 25,446,380 shares of common stock outstanding as of June 30, 2024, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after June 30, 2024 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)
Based on information contained in a Schedule 13G filed with the SEC on February 11, 2022. Mr. Tang has sole voting and investment power with respect to 1,010,000 of such shares and shared voting and investment power with respect to 515,141 of such shares. Of such 515,141 shares, this includes: 47,000 shares held by HolyStone Enterprises Co., Ltd., of which Mr. Tang is Chief Executive Officer; and 468,141 shares held by Koowin Co., Ltd., of which Mr. Tang is a director. Mr. Tang disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)
Includes: 850,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024; 13,600 shares held by Mr. Shu’s children; 530,939 shares held by Mr. Shu’s spouse; and 87,659 shares issuable upon exercise of options held by his spouse that are exercisable within 60 days of June 30, 2024.

(6)
Includes 157,821 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(7)
Includes 87,496 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(8)
Includes 116,875 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(9)
Includes 107,630 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(10)
Includes 63,533 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(11)
Includes 340,400 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(12)
Includes 300,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(13)
Includes 260,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

(14)
Includes an aggregate of 3,765,924 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2024.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules and our bylaws. For a stockholder proposal to be included in our proxy materials for the 2025 annual meeting in accordance with Rule 14a-8 under the Exchange Act and our bylaws, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than March 20, 2025.
Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Governance committee, see the “Corporate Governance” section of this proxy statement.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2024 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
ANNUAL REPORT ON FORM 10-K
A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended March 31, 2024 is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website at www.gsitechnology.com. In addition, the report (with exhibits) is available at the SEC’s website at www.sec.gov.

Robert Yau
Secretary
July 18, 2024

MMMMMMMMMMMMUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q1.To elect the following six (6) persons directors to serve on the Company’s Board of Directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified: 01 - Lee-Lean Shu, Chairman of the Board, President and Chief Executive Officer, GSI Technology, Inc.04 - Haydn HsiehChairman and Chief Strategy Officer, Wistron NeWeb Corp. ForWithhold 02 - Jack A. Bradley Former Partner,David Powell Financial Services05 - Ruey L. LuPresident,EMPIA Technology ForWithhold 03 - Elizabeth CholawskyFormer Chief Executive Officer, HG Insights Inc.06 - Robert Yau Secretary,GSI Technology, Inc. ForWithhold 2.To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending March 31, 2025; ForAgainst Abstain 3.To vote on an advisory (non-binding) resolution regarding the fiscal 2024 compensation of the executive officers named in the Summary Compensation Table included in the proxy statement for the annual meeting; and ForAgainst Abstain 4.To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee. guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. 040VDD 1 U P X 6 2 0 8 3 1

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProxy for the Annual Meeting of StockholdersTo be held on August 22, 2024 Solicited by the Board of DirectorsThe annual meeting of stockholders will be held on Thursday, August 22, 2024 at 2:00 P.M. PDT, virtually via audio webcast at https://meetnow.global/MP5KTFJ.The undersigned hereby appoints Lee-Lean Shu, Douglas Schirle, and each of them, with full power of substitution, as proxies and attorneys-in-fact to represent the undersigned and to vote all of the shares of stock in GSI Technology, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 22, 2024 at 2:00 P.M. PDT, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated July 18, 2024 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 22, 2024: Acomplete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the notice of annual meeting, proxy statement, proxy card and annual report to stockholders, may be viewed at http://ir.gsitechnology.com/proxy-materials.THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.